EXHIBIT 2.1

AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 (this “Amendment No. 2”), dated as of March 17, 2005, is made by and among Advanced Medical Optics, Inc., a Delaware corporation (“Parent”), Vault Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and VISX, Incorporated, a Delaware corporation (the “Company”), to amend the Agreement and Plan of Merger, dated as of November 9, 2004 and amended on December 3, 2004, by and among Parent, Merger Sub and the Company (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, Parent, Merger Sub and the Company are parties to the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Amendment of Section 1.6(a). Section 1.6(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by Law. Parent shall not cause the removal of such directors from the Surviving Corporation until it has filed any registration statements on Form S-8 as contemplated by Section 6.10(f).

2. Amendment of Section 6.10(f). Section 6.10(f) of the Merger Agreement is hereby amended to read in its entirety as follows:

As soon as practicable following the Effective Time, but in any event within five (5) business days thereafter (to the extent Parent has received the most recent copies of the relevant Company Stock Plans), Parent shall prepare and file with the SEC a registration statement on Form S-8 (or on such other registration statement form as may be required under applicable law) to register the sale of shares of Parent Common Stock issuable pursuant to the outstanding Assumed Options and Assumed Phantom Unit Accounts and Parent shall cause such registration statement(s) to become and remain effective until the later of (i) the date on which all such Assumed Options and Assumed Phantom Unit Accounts are no longer outstanding and (ii) the date on which all such shares of Parent Common Stock issued pursuant to the outstanding Assumed Options and Assumed Phantom Unit Accounts are freely tradable or tradable pursuant to Rule 144 of the Securities Act without being subject to the volume restrictions thereof. In addition, Parent shall take such further actions as may be reasonably necessary to include under such S-8 registration statement (or such other registration statement if required) all shares of Parent Common Stock issuable or issued pursuant to the outstanding Assumed Options and Assumed Phantom Unit Accounts of those persons who are directors of the Company immediately prior to the Closing Date.

3. Effectiveness. Except as expressly provided herein, the Merger Agreement shall be and remain in full force and effect.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of law provisions thereof.

5. Counterparts. This Amendment may be executed in two or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment No. 2 to be executed on the date first written above by their respective officers thereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ James V. Mazzo
Name:	James V. Mazzo
Title:	President and Chief Executive Officer

VAULT MERGER CORPORATION

By:	/s/ Richard A. Meier
Name:	Richard A. Meier
Title:	Vice President and Treasurer

VISX, INCORPORATED

By:	/s/ Elizabeth Dávila
Name:	Elizabeth Dávila
Title:	Chairman, CEO